Exhibit 8.1

250 WEST 55TH STREET NEW YORK, NY 10019-9601 TELEPHONE: 212.468.8000 FACSIMILE: 212.468.7900 WWW.MOFO.COM

MORRISON & FOERSTER LLP

BEIJING, BERLIN, BRUSSELS, DENVER,

HONG KONG, LONDON, LOS ANGELES,

NEW YORK, NORTHERN VIRGINIA,

PALO ALTO, SACRAMENTO, SAN DIEGO,

SAN FRANCISCO, SHANGHAI, SINGAPORE,

TOKYO, WASHINGTON, D.C.

August 23, 2016

BofA Finance LLC

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

Ladies and Gentlemen:

We have acted as tax counsel to BofA Finance LLC, a Delaware limited liability company (the “Company”), and Bank of America Corporation, a Delaware corporation (the “Guarantor”), in connection with the filing of the shelf registration statement on Form S-3 (the “Registration Statement”), in order to register under the Securities Act of 1933, as amended (the “Securities Act”), (i) the Company’s senior debt securities (the “Debt Securities”), which will be fully and unconditionally guaranteed by the Guarantor, to be issued from time to time pursuant to an Indenture dated as of August 23, 2016 among the Company, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee, (the “Indenture”), and (ii) guarantees of the Debt Securities by the Guarantor as set forth in the Indenture (the “Guarantees”).

We hereby confirm that, although the respective discussions set forth under the heading “U.S. Federal Income Tax Considerations” in the prospectus and prospectus supplement filed with the Registration Statement do not purport to discuss all possible U.S. federal income tax consequences of the purchase, ownership and disposition of the Debt Securities, such discussion constitutes, in all material respects, a fair and accurate summary of the U.S. federal income tax consequences of the purchase, ownership and disposition of the Debt Securities, based upon current law. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

We hereby consent to any reference to us, in our capacity as special tax counsel to the Company and the Guarantor, or any opinion of ours delivered in that capacity, in a pricing supplement relating to the offer and sale of any particular Debt Securities and the related Guarantees prepared and filed by the Company and the Guarantor with the Securities and Exchange Commission (“the Commission”) on this date or a future date.

We hereby consent to the use of our name under the headings “U.S. Federal Income Tax Considerations” and “Legal Matters” in the prospectus and prospectus supplement filed as of the date hereof. We further consent to your filing a copy of this opinion as Exhibit 8.1 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof and applies only to the disclosure under the heading “U.S. Federal Income Tax Considerations” set forth in the prospectus and prospectus supplement filed as of the date hereof. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster LLP